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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-4 No. 33-87482) and the related Prospectus of The Times Mirror Company for the registration of Series B Preferred Stock, par value $1.00 per share, and to the inclusion in this Registration Statement of our report dated February 3, 1994, except for Notes N and P, as to which the date is November 9, 1994, and Notes I, Q and R, as to which the date is January 9, 1995, with respect to the consolidated financial statements of The Times Mirror Company for the three years ended December 31, 1993.


                                          ERNST & YOUNG LLP

Los Angeles, California

February 13, 1995